PRESS RELEASE


For Immediate News Release
June 14, 1999


     MISSION WEST PROPERTIES ANNOUNCES QUARTERLY DIVIDEND OF $0.14 PER SHARE
        OF ITS COMMON STOCK, A 16% INCREASE OVER FIRST QUARTER DIVIDEND


Cupertino, CA - Mission West Properties, Inc. (AMEX/PCX:MSW) announced that its Board of Directors today declared a $0.14 per share dividend on its common stock. The dividend is payable on July 2, 1999 to all common stockholders of record as of June 21, 1999.

The Company intends to make regular quarterly distributions to holders of its common stock based upon its cash available for distribution. The Company expects that it will declare quarterly distributions for 1999 aggregating approximately $0.55 per share of its common stock.

Mission West Properties intends to operate as a self-managed, self-administered and fully integrated REIT engaged in the management, leasing, marketing, development and acquisition of commercial R & D properties, primarily located in the Silicon Valley portion of the San Francisco Bay Area. Currently, the Company manages 77 properties totaling approximately 5.1 million square feet. For additional information, please contact Marianne K. Aguiar, VP of Finance and Controller at 408-725-0700.

The matters described herein contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "will", "anticipate", "estimate", "expect", "intends", or similar words. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, the ability to complete acquisitions under the Company's Pending Projects Acquisition Agreement and Land Holdings Option Agreement with the Berg Group, the ability to achieve stated yields due to changing economic and real estate industry conditions, leasing risk, rollover risk, tenant credit risk, interest rate risk, project due diligence, and other factors detailed in the Company's registration statements, and periodic filings with the Securities & Exchange Commission.